UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2023

Gamida Cell Ltd.

(Exact name of registrant as specified in its Charter)

Israel	001-38716	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 892-9080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, NIS 0.01 par value	GMDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 19, 2023, Gamida Cell Ltd. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co., as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company issued and sold 17,500,000 of its ordinary shares (the “Shares”) and accompanying warrants (the “Warrants”) to purchase 17,500,000 ordinary shares (the “Warrant Shares”) at a public offering price of $1.30 per ordinary share and accompanying warrant, for gross proceeds of approximately $22.8 million, before deducting underwriting discounts and commissions and estimated offering expenses. In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 2,625,000 of the Company’s ordinary shares and/or warrants to purchase up to 2,625,000 ordinary shares at the public offering price, less underwriting discounts and commissions.

The Company currently intends to use the net proceeds of the offering, together with its existing cash and cash equivalents and trading financial assets, to fund: (i) commercialization activities to support the launch of Omisirge®; (ii) the continued clinical development of GDA-201; and (iii) general corporate purposes, including general and administrative expenses and working capital.

Each Warrant will be exercisable for one ordinary share with an exercise price of $1.35 per each ordinary share and will expire 60 months from the date of issuance. Each Warrant is immediately exercisable upon issuance, provided that the holder will be prohibited, subject to certain exceptions, from exercising the Warrant for ordinary shares to the extent that immediately after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of ordinary shares then issued and outstanding, which percentage may be changed at the holders’ election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to us subject to the terms of the Warrants.

Piper Sandler & Co. acted as sole manager for the offering. In connection with the services of Piper Sandler & Co., they received an underwriting discount equal to 6.5% of the gross proceeds of the offering. The Company also agreed to pay Piper Sandler & Co. an expense allowance of up to $150,000 for fees and expenses of legal counsel and other expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Under the terms of the Underwriting Agreement, the Shares and Warrants were offered pursuant to a registration statement on Form S-3 (File No. 333-259472), which was filed with the Securities and Exchange Commission on March 25, 2022 and was declared effective on April 1, 2022. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Meitar | Law Offices as to the legality of the issuance and sale of the Shares and Warrant Shares to be issued and sold in the public offering is filed as Exhibit 5.1 to this Current Report on Form 8-K. A copy of the opinion of Cooley LLP as to the legality of the Warrants to be issued and sold in the public offering is filed as Exhibit 5.2 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On April 18, 2023, the Company issued a press release announcing the launch of the public offering. On April 19, 2023, the Company issued a press release announcing the pricing of the public offering. Copies of the press releases are filed herewith as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.
1.1	Underwriting Agreement, dated as of April 19, 2023, by and between Gamida Cell Ltd. and Piper Sandler & Co., as representative of the several underwriters named therein.
4.1	Form of Ordinary Warrant
5.1	Opinion of Meitar | Law Offices
5.2	Opinion of Cooley LLP
23.1	Consent of Meitar | Law Offices (included in Exhibit 5.1).
23.2	Consent of Cooley LLP (included in Exhibit 5.2)
99.1	Press Release, dated April 18, 2023: Gamida Cell Announces Launch of Public Offering of Securities.
99.2	Press Release, dated April 19, 2023: Gamida Cell Announces Pricing of $23 Million Public Offering of Securities
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMIDA CELL LTD.

April 21, 2023	By:	/s/ Josh Patterson
Josh Patterson
General Counsel

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